EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered by and between Columbia State Bank, a Washington banking corporation (“Columbia Bank”) together with Columbia Banking System, Inc., a Washington corporation (“CBSI”) (collectively, the “Employer”), and MELANIE J. DRESSEL (the “Executive”). This Agreement shall become effective as of August 1, 2004.

RECITALS

A.	Executive is currently serving as President and Chief Executive Officer of CBSI and Columbia Bank.

B.	Employer considers the continuance of sound and vital management essential to protecting and enhancing Employer’s best interests.

C.	Employer desires to assure itself of retaining the exclusive services of Executive and to continue the Employment of Executive under the terms of this Agreement, and to reward Executive for her valuable, dedicated service to Employer should her employment be terminated under the circumstances described in this Agreement.

D.	The Amended Employment Agreement previously entered into by Executive and Employer expired (after being extended for one additional month) on July 31, 2004.

In consideration of the mutual promises made in this Agreement, the parties agree as follows:

AGREEMENT

1. Employment.

Employer employs Executive and Executive accepts employment with Employer on the terms and conditions set forth in this Agreement.

2. Term.

2.1 Rolling Three Year Term. The term (“Term”) of this Agreement is three years beginning on August 1, 2004 (“Effective Date”). Commencing in 2005, unless either party provides the other party with written notice of non-renewal at least 60 days prior to the anniversary of the Effective Date, the Term shall automatically renew.

2.2 Notice of Non-Renewal. If either party delivers a notice of non-renewal pursuant to Section 2.1, then upon expiration of the then-current Term, (i) Executive shall be deemed an at-will employee of Employer, (ii) Executive shall cease to have any right to continued employment under this Agreement, and (iii) upon termination of her employment, Executive shall only be entitled to receive the salary and bonuses earned and expenses reimbursable through the date of such termination, except as otherwise expressly provided herein. Notwithstanding any termination or expiration of this Agreement, so long as Executive is employed by Employer or any successor in interest to Employer, the provisions of Section 6 shall survive until such time as the Boards of Directors Columbia Bank and CBSI (separately or collectively, the “Board” as applicable) specifically terminates Section 6. Any such termination of Section 6 by the Board shall take effect twelve (12) months following the date on which the Board notifies Executive in writing of such termination.

3. Duties.

(a) Executive will be the President and Chief Executive Officer of Columbia Bank and CBSI. In such capacities, and subject to the authority of the Boards, as appropriate, Executive will render the executive management services and perform such tasks in connection with the affairs of Columbia Bank and CBSI that are normal and customary to the positions that she holds.

(b) Executive will perform such other duties as may be appropriate to her position and as may be prescribed from time to time by the Board of Columbia Bank, as appropriate, or that are provided in the Bylaws of Columbia Bank or CBSI.

(c) Executive will devote her best efforts and all necessary time, attention, and effort to the business and affairs of Employer and its affiliates, as such business and affairs now exist or hereafter may be changed or supplemented, in order to properly discharge her responsibilities under this Agreement. She may delegate such of her duties as she sees fit to the other officers of CBSI or its subsidiaries.

4. Salary, Bonus, and Other Compensation.

4.1 Salary.

(a) During the Term of this Agreement, Employer will pay Executive an annual (calendar year) base salary of not less than $275,000 per year (payable at the rate of $22,916.66 per month).

(b) Columbia Bank will guarantee payment of any portion of Executive’s compensation that may be allocated to a subsidiary of CBSI.

(c) If this Agreement is terminated prior to expiration of the Term, then Employer will pay Executive such greater or lesser amount of the agreed compensation as provided in Section 5.

4.2 Bonus. Executive will be eligible to participate in the bonus pools, if any, that the Board of Columbia Bank or CBSI may establish for senior executives, either under an executive incentive plan or otherwise.

4.3 Benefits. In addition to the base salary and bonus payable or potentially payable to Executive pursuant to this Section 4, Executive will be entitled to receive benefits similar to those offered to other senior executives of Employer.

5. Termination of Agreement.

5.1 Early Termination.

(a) Generally. This Agreement may be terminated at any time by the Board of Employer or by Executive, and it shall terminate upon Executive’s death or disability. Any termination by the Board of Employer other than termination for cause (as defined below) shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Except as provided in Section 6, if Executive terminates her employment without good reason (as defined below) during the Term, she will be entitled only to such payments as she would have the right to receive upon termination for cause under subsection 5.l(c).

(b) Termination without cause; Resignation for good reason. Except as provided in Section 6, if Employer terminates this Agreement without cause or Executive resigns with good reason, Employer shall pay Executive upon the effective date of such termination or resignation all salary earned, the pro-rata portion of any incentive payment expected to be received for the year when termination or resignation occurs, benefits accrued and all reimbursable expenses hereunder incurred through such termination or resignation date and, in addition, liquidated damages in an amount equal to the greater of (i) two years’ salary, or (ii) salary for the then-remaining Term of the Agreement payable hereunder (the “Termination Payment”); in such event, all forfeiture provisions regarding any then outstanding restricted stock award or other compensation agreement (including, without limitation, the Executive Supplemental Compensation Agreement dated August 1, 2001) shall lapse. Further, for the longer of (i) two years following termination or resignation under this Section 5.1(b) or (ii) the then-remaining Term of the Agreement, Employer shall continue Executive’s employee benefits at their current level or, if such continuation is not feasible, Executive shall receive additional cash compensation equal to the amount Employer would have paid as the employer contribution for the benefits that cannot be continued.

(c) Termination for cause; Resignation without good reason. If Employer terminates this Agreement for cause, or if Executive resigns without good reason, Employer shall pay Executive upon the effective date of such termination or resignation only such salary earned, benefits accrued and expenses reimbursable hereunder incurred through such termination or resignation date. Executive shall have no right to receive compensation or other benefits for any period after termination for cause or resignation without good reason.

(d) Definitions.

For purposes of this Agreement, the term “cause” shall mean (i) willful misfeasance or gross negligence in the performance of her duties; (ii) conduct demonstrably and significantly harmful to Employer (including willful violation of any final cease and desist order applicable to Employer or a financial institution subsidiary); or (iii) conviction of a felony. Employer may not terminate Executive for cause unless Executive is given reasonable notice of the Board meetings called for purposes of making a determination of cause, and Executive and her legal counsel are given an opportunity to address the Boards at such meetings.

For purposes of this Agreement, “disability” shall have the meaning contained in any long term disability insurance coverage maintained by Columbia Bank or its affiliate, or if no such coverage is in existence, shall mean a medically reimbursable physical or mental impairment that may be expected to result in death, or to be of long, continued duration, and that renders Executive incapable of performing the duties required under this Agreement. The Board or the Compensation Committee of the Board, acting in good faith, shall make the final determination of whether Executive is suffering under any disability as herein defined and, for purposes of making such determination, may require Executive to submit herself to a physical examination by a physician mutually agreed upon by Executive and the Board or the Committee at Employer’s expense.

For purposes of this Agreement, the term “good reason” shall mean termination by Executive as a result of (i) any material breach of this Agreement by Employer, (ii) any reduction of Executive’s salary or any reduction or elimination of any other compensation or benefit plan, which reduction or elimination is not of general application to substantially all employees of Employer or such employees of any successor entity or of any entity in control of Employer (iii) any significant diminution of duties or authority of Executive by the Board of either Columbia Bank or CBSI, or (iv) any transfer to location more than thirty miles from Executive’s then office location.

(e) Disability. In the event of termination of this Agreement by reason of Executive’s death or disability, all forfeiture provisions regarding any then outstanding restricted stock award or other compensation agreement shall lapse.

5.2 Obligations. Except as otherwise provided in Section 6 or in a particular option grant, Executive’s rights, if any, to vested but unexercised stock options will continue for a period of one year after early termination, other than termination for cause. In the case of termination for cause, Executive’s unvested stock options, if any, shall terminate immediately.

6. Change of Control.

6.1 Benefits. The parties recognize that a “change of control” of Employer (as defined in Section 6.2) could be detrimental to Executive’s continued employment. Accordingly, in order to give further assurances to the Executive to enter into this Agreement, if:

(a) There is a change of control; and either;

(b) Within 730 days following such change in control, Executive terminates her employment with Employer; or

(c) At any time from and after six months prior to the public announcement by Employer of a transaction that will result in the change of control, Employer (or its successor) terminates Executive’s employment without cause or Executive resigns for good reason;

then Executive, as of the date of termination of her employment in the event of termination pursuant to subsection (b) above, or as of the date on which the change in control is consummated in the event of termination or resignation pursuant to subsection (c) above, subject to the remaining provisions of this Section 6.1, shall be paid or provided with: (A) until two years following termination of expiration of the Term, whichever is longer, (i) continued payment of her base salary, (ii) an aggregate amount equal to two times any incentive payment Executive received (or was entitled to receive) for the calendar year immediately preceding the year when termination occurs, and (iii) all benefits provided for in this Agreement; and (B) vesting of all stock options and lapse of all restrictions with respect to any outstanding restricted stock awards or other compensation agreement shall occur; provided, however, that in the event of termination or resignation pursuant to subsection (c) above, the payments described in this Section 6.1 may be offset by the amount of any Termination Payments previously paid to Executive pursuant to Section 5.1(b). The provisions of this Section 6 shall survive expiration of the Term of the Agreement and shall continue in effect until specifically terminated by the Board in accordance with Section 2.2.

6.2 Definitions. For purposes of this Agreement, the term “change of control” shall mean the occurrence of one or more of the following events:

(a) One person or entity acquiring or otherwise becoming the owner of twenty-five percent or more of CBSI’s outstanding common stock;

(b) Replacement of a majority of the incumbent directors of CBSI or Columbia Bank by directors whose elections have not been supported by a majority of the Board of either company, as appropriate; or

(c) Dissolution or sale of fifty percent or more in value of the assets, of either CBSI or Columbia Bank.

6.3 Reimbursement. In the event the provisions of this Section 6 result in imposition of a tax on Executive under the provisions of Internal Revenue Code § 4999, Employer agrees to reimburse Executive for the same, exclusive of any tax imposed by reason of receipt of reimbursement under this Section 6.3.

7. Miscellaneous.

7.1 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to Executive’s employment with Employer, and is subject to modification or amendment only upon amendment in writing signed by both parties.

7.2 Binding Effect. This Agreement shall bind and inure to the benefit of the heirs, legal representatives, successors, and assigns of the parties, except that Employer’s rights and obligations may not be assigned.

7.3 Severability. If any provision of this Agreement is invalid or otherwise unenforceable, all other provisions shall remain unaffected and shall be enforceable to the fullest extent permitted by law.

7.4 Governing Law; Venue; Arbitration. This Agreement is made with reference to and is intended to be construed in accordance with the laws of the State of Washington. Venue for any action arising out of or concerning this Agreement shall lie in Pierce County, Washington. In the event of a dispute under this Agreement not involving injunctive relief, the dispute shall be arbitrated pursuant to the Superior Court Mandatory Arbitration Rules (“MAR”) adopted by the Washington State Supreme Court, irrespective of the amount in controversy. This Agreement shall be deemed as stipulation to that effect pursuant to MAR 1.2 and 8.1. The arbitrator, in his or her discretion, may award attorney’s fees to the prevailing party or parties.

7.5 Notices. Any notice required to be given under this Agreement to either party shall be given by personal service or by depositing a copy thereof in the United States registered or certified mail, postage prepaid, addressed to the following address, or such other address as addressee shall designate in writing:

Employer:	Columbia Banking System, Inc. 1301 “A” Street Tacoma, WA 98402 Attention: Chairman of the Board

Executive:	Melanie J. Dressel 10924 Bliss-Cochrane KPN Gig Harbor, WA 98329

7.6 Counsel Review. Executive acknowledges that she has had the opportunity to review and consult with her own personal legal counsel regarding this Agreement.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on August 1, 2004.

COLUMBIA STATE BANK

By:/s/ William T. Weyerhaeuser
William T. Weyerhaeuser
Its Chairman

COLUMBIA BANKING SYSTEM, INC.

By: /s/ William T. Weyerhaeuser
William T. Weyerhaeuser
Its Chairman

EXECUTIVE

/s/ Melanie J. Dressel
Melanie J. Dressel